SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2006

WORLDSPACE, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF DELAWARE	000-51466	52-1732881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8515 Georgia Avenue, Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

(301) 960-1200

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

The information in Item 3.01 relating to the Conversion Agreement entered into between the Company and Yenura Pte. Ltd. is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 24, 2006, WorldSpace, Inc. (the “Company”) received notice from The Nasdaq Stock Market (“NASDAQ”) that for the last ten consecutive trading days, the market value of the Company’s Class A Common Stock, par value $.01 per share, (“Class A Shares”), its class of listed securities, has been below the minimum $50,000,000 requirement for continued inclusion on The Nasdaq Global Market under Marketplace Rule 4450(b)(1)(A).

In response to this notification, the Company and Yenura Pte. Ltd. (“Yenura”), the Company’s largest stockholder, have agreed that Yenura will exchange at this time its equity holdings in the Company consisting of all of the outstanding shares of the Company’s Class B Common Stock, par value, $.01 per share (“Class B Shares”), for shares of the Company’s listed Class A Common Stock, par value $.01 per share (“Class A Shares”). The exchange will be on a share-for-share basis. This transaction will result in the issuance of an additional 17,426,443 Class A Shares which will be listed on The Nasdaq Global Market, thus increasing to 38,767,535 the number of Class A Shares outstanding for purposes of calculating the market value of listed securities. The conversion will not result in any change in the Company’s weighted average number of shares outstanding since this number historically included the Class B Shares.

Yenura is a Singapore company in which Noah A. Samara, Chairman and Chief Executive Officer of the Company, owns all of the voting shares and a minority of the economic interests. As noted in the Company’s January 30, 2006 press release and related Form 8-K discussing the voluntary extension of certain lock-up arrangements between the Company and its senior management, the Class A Shares to be issued to Yenura in this transaction (like the Class B Shares being exchanged) are subject to Mr. Samara’s existing lock-up arrangement with the Company which extends through December 31, 2006. In connection with the share exchange, Yenura has entered into a further lock-up with the Company through June 30, 2007. The Company believes that the issuance and listing of these additional Class A Shares will resolve the aggregate trading value deficiency and bring the Company back into compliance with The Nasdaq Global Market listing requirements, which is the reason for effecting the conversion at this time.

The Company created an equity structure that included Class A Shares and Class B Shares in connection with its debt restructuring and financing in December 2004. In order to secure the consent of the Company’s former debtholders to the restructuring, it was agreed that the Class B Shares would not be entitled to receive distributions from the Company in any year prior to 2016 in which certain annual royalty payments (based upon the Company’s attainment of annual positive EBITDA) had not first been paid to the such debtholders. In all other respects (including voting and control rights), the Class A Shares and the Class B Shares have identical rights. Under the Company’s certificate of incorporation, the Class B Shares automatically convert into Class A Shares in 2016, on a share-for-share basis, following the end of the royalty arrangement. As reported by the Company in a Form 8-K filed March 3, 2006, on February 28, 2006 the former debtholders and the Company entered into an amendment to the royalty arrangements pursuant to which the former debtholders waived the restriction on distributions on the Class B Shares, thus removing the need for two classes of shares and allowing for the accelerated consolidation of the Company’s shares into a single class of common stock.

The issuance of Class A Shares in exchange for the outstanding Class B Shares, which has been approved by the Company’s Audit Committee and Board of Directors, will take place following the Company’s completion of NASDAQ’s notification procedures, which includes a fifteen day period between notification to NASDAQ and the issuance of the shares.

In accordance with Marketplace Rule 4450(e)(4), the Company will be provided 30 calendar days, or until September 25, 2006, to regain compliance. If, at any time before September 25, 2006, the market value of listed securities of the Company’s common stock is $50,000,000 or more for a minimum of ten consecutive business days, NASDAQ will determine if the Company complies with Marketplace Rule 4450(b)(1)(A). If compliance with the rule cannot be demonstrated by September 25, 2006, NASDAQ will provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal such determination to a listing qualification panel.

On August 30, 2006, the Company issued a press release announcing that it had received the above described notice from NASDAQ. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	The following exhibit is filed as part of this report:

Exhibit 99.1    Press Release of WorldSpace, Inc. dated August 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2006

WORLDSPACE, INC.
(Registrant)

By:	/s/ Donald J. Frickel
Name:	Donald J. Frickel
Title:	Executive Vice President, General Counsel & Secretary

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release of WorldSpace, Inc. dated August 30, 2006.